FOR RELEASE AT 11:30 A.M. MOUNTAIN TIME ON MONDAY, AUGUST 11, 1997



  THE QUIZNO'S CORPORATION REPORTS RECORD RESTAURANT OPENINGS, CONTINUED STEADY
                   GROWTH IN ROYALTIES, OVERALL LOSS FOR 2Q


DENVER, Colo. - The QUZINO'S Corporation (Nasdaq: QUIZ) reports that it finished the second quarter ending June 30, 1997, with a record number of 41 QUIZNO's Classic Subs franchises opened, which resulted in posting $672,500 in initial franchise fees in second quarter 1997 compared to 13 openings and $242,500 in fees for second quarter 1996.

QUIZNO'S continued its strong growth in revenue, including a 36% increase in revenue from royalties from $395,286 to $537,360 and a 25% increase in revenue from company store operations from $709,258 to $886,734 over the same period in 1996.

The Company was profitable in its core business, including $103,631 from franchise operations and $70,279 from company store operations.

Overall, the Company lost $49,356 or ($.02) per share, in the second quarter 1997 compared to a profit of $25,346 or less than $.01 per share, in second quarter 1996. The Company reported a loss of $217,906 in first quarter 1997.

"We continue to improve our bottom line from quarter to quarter," said Richard
E. Schaden, president and CEO. "The improvement in bottom line is largely due to strong and steady growth of our royalty stream from new store openings which makes us less dependent on one-time fees for corporate profitability."

Fees collected from selling new Area Director territories were down to $470,327 this quarter compared to $637,169 collected in second quarter 1996.

Overall corporate revenue was up 34% from $2,091,043 in second quarter 1996 to $2,792,593 in second quarter 1997, and up 29% from $3,656,386 for the six months ending June 30, 1996, to $4,698,795 for the six months ending June 30, 1997.

Systemwide sales were up 33% from $8.9 million in second quarter 1996 to $11.8 million in second quarter 1997. Thirty-six new franchises were sold during second quarter 1997, bringing the total number of franchises currently sold but not open to 170.

"Generally, we open franchises within 12 to 18 months of selling them," said Schaden. "Based on that formula, it appears that we are on track to continue our rapid pace of growth in number of units and revenue from royalties."

QUIZNO'S, a quick-service, Italian-style deli which serves signature oven baked Classic Subs, has been a popular Denver-based chain for 16 years and has grown from 18 restaurants open in 1991 when Rick Schaden and his father Dick Schaden bought the Company to 214 restaurants open in 30 states and British Columbia, Canada, today.

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This  release  contains  forward-looking statements (as defined in the Private
Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effects of national and regional economic and market conditions, the eating habits of the American public, cost of labor and employee benefits, costs of marketing, intensity of competition for locations as well as customers, perception of food safety, legal claims and the availability of financing for the Company and its franchisees. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1996.

For  more  information,  contact:  Deb  Leider, Corporate Communications line,
(303) 706-9338 or Sue Hoover, Sr. Vice President, marketing, The QUIZNO'S Corporation, (303) 291-0999, ext. 3321